UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 28, 2017
Date of report (date of earliest event reported)

MusclePharm Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53166	77-0664193
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

4721 Ironton Street, Building A
Denver, Colorado 80239
 (Address of principal executive offices) (Zip Code)

(303) 396-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2of the Securities Exchange Act of 1934 (§ 240 12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by a check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On July 28, 2017, MusclePharm Corporation (“the Company”) approved a Settlement Agreement (“Settlement Agreement”) with City Football Group Limited (“CFG”) effective July 7, 2017. As previously discussed in August 2016, CFG commenced arbitration in the United Kingdom against the Company, seeking approximately $8.3 million for the Company’s purported breach of the agreement.

The Settlement Agreement represents a full and final settlement of all litigation between the parties. Under the terms of the agreement, the Company has agreed to pay CFG a sum of $3 million, consisting of a $1 million payment that was advanced by a related party on July 7, 2017, and subsequent $1 million installments to be paid by July 7, 2018 and July 7, 2019, respectively.

The Company recorded a charge in its Statement of Operations for the quarter ended June 30, 2017 for approximately $1.5 million, representing the discounted value of the unrecorded settlement amount. The Company has now concluded the finalization of all its major legacy endorsement deals.

This agreement represents another step in MusclePharm’s efforts to bring resolution to the legacy issues facing the Company. The City Football Group agreement was the last of the endorsement deals to be unwound as has been previously disclosed. The agreement represents the resolution and extinguishment of a liability that could have totaled more than $9 million, including legal fees.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION

By:	/s/ Ryan Drexler
Name: Ryan Drexler Title: Chief Executive Officer and President
Date: August 2, 2017

Exhibit No.	Description
10.1	Settlement Agreement, dated July 7, 2017, between City Football Group Limited and MusclePharm Corporation